Exhibit 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Alignment Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	27,915,561(1)	19.80(2)	$552,728,108	$0.0001381	$76,332
Total Offering Amounts					$552,728,108		$76,332
Total Fee Offsets(3)							$—
Net Fee Due							$76,332

(1)   Represents the maximum number of shares of common stock issuable pursuant to Alignment Healthcare, Inc.’s (the “Registrant”) 2021 Equity Incentive Plan (the “Equity Plan”) not previously registered on Form S-8, including shares of Common Stock that will be automatically added to the shares authorized for issuance under the Equity Plan on January 1, 2026 pursuant to the “evergreen” provision contained in the Equity Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Equity Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)    Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $19.80 per share, which is the average of the high and low prices of Common Stock on December 15, 2025, as reported on the Nasdaq Global Select Market.

(3)   The Registrant does not have any fee offsets.